EXHIBIT 10.46

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), entered into and effective as of November 19, 2003 by and between UbiquiTel Inc., a Delaware corporation (the “Company”), and James J. Volk, Chief Financial Officer of the Company (“Executive”).

WHEREAS, the Company wishes to assure the Executive’s continued employment and, to that end, to provide Executive with certain severance benefits if Executive’s employment is terminated under certain circumstances.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.  Termination.

a.  Termination by the Company.

(1) For Cause.  The Company may terminate Executive’s employment hereunder at any time for Cause, as herein defined, in which case the Company’s sole liability to Executive shall be for unpaid salary and benefits (then owed or accrued and owed in the future) through the date of termination and unreimbursed expenses incurred by Executive.

(2) Without Cause.  The Company may also terminate Executive’s employment without Cause at any time upon written notice, but, in that event, must pay to Executive a single lump sum in cash, within thirty (30) days, unless another date is mutually agreed upon by the parties, equal to one (1) year’s gross salary plus the bonus paid to Executive for the fiscal year next preceding the year in which termination occurs, plus all unreimbursed expenses incurred by Executive.

Notwithstanding the foregoing, in the event payment is due to Executive under this Section within twenty-four (24) months following a Change of Control, or if Executive is terminated without Cause or terminates for Good Reason within six (6) months prior to a Change of Control and it is reasonably demonstrated by Executive that such termination or circumstances constituting Good Reason (i) were the result of the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control,

(A) then in lieu of, and not in addition to, the amounts specified in the first sentence of this Section 1.a.(2), the Company or the Company’s successor-in-interest, as applicable, shall pay Executive a lump sum in cash, within thirty (30) days after the date of termination, equal to two (2) multiplied by the Executive’s total gross salary (not including bonus) for the twelve (12)-month period preceding the date of termination, plus all unreimbursed expenses incurred by Executive; and

(B)  Notwithstanding anything to the contrary in Section 5 of

Executive’s Nonqualified Stock Option Agreement with the Company dated as of July 16, 2001, as amended, Nonqualified Stock Option Agreement with the Company dated as of May 2, 2002 and Nonqualified Stock Option Agreement with the Company dated as of August 7, 2003, each as may be amended from time to time, any unexercised portion of the Options (as defined therein) shall automatically and without notice terminate and become null and void on the date that is the earlier of (I) three (3) years following the date on which Executive’s employment with the Company or a successor-in-interest of the Company is terminated or (II) the date set forth in Section 5(f) of the applicable Stock Option Agreement.

If Executive is terminated without Cause, whether or not prior to or following a Change of Control, all health, life insurance, long term disability, dental, and medical program benefits to which Executive is then entitled and in which Executive is enrolled on the date of termination shall continue for one (1) year as if Executive had not been terminated.

(3) “Cause” Defined.  As used in this Agreement, termination for “Cause” shall mean termination as a result of:

(i)                                     Executive’s failure to cure any default, breach or failure to perform any of Executive’s material obligations under the terms of this Agreement within thirty (30) days’ after written notice from the Company describing in detail Executive’s default, breach or failure to perform, unless a failure to cure more promptly than such thirty (30)-day period would result in a material adverse effect on the Company, in which case that cure period shall be equal to the time required to avoid a material adverse effect on the Company; or

(ii)                                  misconduct, including but not limited to dishonesty, insubordination, or other acts on Executive’s part materially detrimental to the goodwill of the Company or materially damaging to the Company’s relationships with its customers, employees, or others with whom it does business; or

(iii)                               acts of moral turpitude which, in the reasonable opinion of the Company’s Board of Directors are materially harmful to the business or reputation of the Company; or

(iv)                              refusal to obey reasonable and lawful directions of the Company’s Chief Executive Officer or the Company’s Board of Directors other than as to any issue insignificant to the Company’s business.

b.  Termination by Executive.

(1) Executive may terminate Executive’s employment hereunder in the event of “Good Reason” after thirty (30) days’ written notice from Executive to the Chief Executive Officer and to the Board of Directors of the Company describing in detail the “Good Reason,” if not cured.  In the event of any such termination, the Company’s obligations to Executive shall be the same as set forth in Section 1.a.(2) above, before or after a Change of

Control, as applicable.

(2) Executive may resign Executive’s employment hereunder other than for breach or failure to perform by the Company at any time by giving thirty (30) days’ written notice to the Chief Executive Officer and to the Board of Directors.  In the event of any such termination, the Company’s sole obligations to Executive shall be for unpaid salary and benefits (then owed or accrued and owed in the future) and reimbursement of expenses through the effective date of termination specified in Executive’s notice.

(3) For the purposes of this Agreement, “Good Reason” means:

(i)                                     the assignment to Executive of any duties inconsistent in any material respect (in any respect, whether or not material, following a Change of Control, as defined below) with the duties of Executive as of the date of this Agreement, or any other action by the Company that results in a material diminution (any diminution, whether or not material, following a Change of Control) in Executive’s position or authority, duty, titles, responsibilities, or reporting requirements;

(ii)                                  any relocation of Executive’s principal business location to a location other than within 50 miles of its location on the date of this Agreement;

(iii)                               any failure by the Company to comply with and satisfy Section 9 of this Agreement; or

(iv)                              following a Change of Control, a termination by Executive for any reason during the thirty (30)-day period immediately following the first anniversary of the Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

c.  Termination by Death or Disability.  In the event of Executive’s death or permanent disability during the term of this Agreement, Executive’s employment shall terminate on the date of death or date of permanent disability (as determined by the Board of Directors).  In the event of such termination, the Company’s sole obligations to Executive (or Executive’s estate) shall be for unpaid salary and benefits (then owed or accrued and owed in the future) and reimbursement of expenses through the effective date of termination.

2.  Change of Control.

a.  A “Change of Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities, (ii) the members of the Board of Directors on the date of this Agreement cease to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company’s assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of the Company’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of the Company prior to the transaction.  A “Continuing Director” shall mean a member of the Board of Directors who either (i) is a member of the Board of Directors at the date of this Agreement or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.

b.  If it is determined that any payment or distribution by the Company of benefits provided under this Agreement or any other benefits due upon a Change of Control (the “Change of Control Benefits”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that would be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”) the following provisions shall apply, unless provided otherwise in the applicable plan, program or agreement that provides change of control payments that are not paid pursuant to this Agreement.  If the aggregate present value to Executive of receiving the Change of Control Benefits and paying the Excise Tax is not greater than the aggregate present value to Executive of the Change of Control Benefits reduced to the safe harbor amount (as defined below), then the Company shall reduce those Change of Control Benefits specified by Executive such that the aggregate present value to Executive of receiving the Change of Control Benefits is equal to the safe harbor amount.  Otherwise Executive shall receive the full amount of the Change of Control Benefits and Executive shall be responsible for payment of the Excise Tax.  For purposes of this paragraph “present value” shall be determined in accordance with Section 280G(d)(4) of the Code and the term “safe harbor amount” shall mean an amount expressed in the present value that maximizes the aggregate present value of the Change of Control Benefits without causing any of the Change of Control Benefits to be subject to the deduction limitations set forth in Section 280G of the Code.

c.  All determinations made pursuant to the foregoing paragraph shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and to Executive within ten (10) days of the termination date.  Any such determination by the Accounting Firm shall be binding upon Executive and the Company.  Executive shall then, in Executive’s sole discretion, determine which and how much of the Change of Control Benefits shall be eliminated or reduced consistent with the requirements of the foregoing subsection.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company.

3.  Restrictive Covenants.  As a condition to, and in consideration of, the execution of this Agreement by the Company, Executive agrees to be bound by the terms of the Noncompetition and Confidentiality Agreement attached hereto as Exhibit A.

4.  Enforcement.  Executive acknowledges that the services to be rendered under this Agreement by Executive are special, unique and of an extraordinary character, and that irreparable injury will result to the Company and its business and property if Executive breaches any of the covenants and agreements contained in this Agreement or in Exhibit A hereto.  Therefore, Executive expressly agrees that in the event of any such breach or threatened breach, the Company shall be entitled to an injunction to restrain further breach of that covenant or agreement by Executive or any of Executive’s partners, agents, employers, or any persons acting for or with Executive, in addition to any other rights or remedies available to it, at law or in equity, other than specific performance to enforce the obligation of Executive to provide services to the Company.

5.  Survival.  The provisions of Sections 3 and 4 shall survive, along with Exhibit A, the termination of this Agreement.

6.  No Mitigation or Set Off.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Executive obtains other employment.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

7.  Return of Documents.  Upon termination of Executive’s employment, Executive agrees to return all documents belonging to the Company in Executive’s possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form.  In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person.

8.  Effect of Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.  No waiver shall be valid unless in writing.

9.  Assignment.  The rights and obligations of the Company shall inure to the benefit of and be binding upon its successors and assigns.  This Agreement may not be assigned by either party without the express prior written consent of the other party hereto, except that the Company may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of Executive.

10.  Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the matters covered hereby.  This Agreement may be changed only by a written document signed by Executive and the Company.

11.  Severability.  If any one or more of the provisions, or portions of any provision, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

12.  Governing Law/Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Delaware without regard to rules governing conflicts of law.

13.  Arbitration.  Any controversy, claim or dispute arising out of or relating to this Agreement or Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Wilmington, Delaware pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, that nothing in this Section shall be construed as precluding the Company or Executive from bringing an action for injunctive or other equitable relief.  The Company may elect to proceed to court without first resorting to arbitration in the event that Executive breaches any provision of the Noncompetition and Confidentiality Agreement.  It is the intent of the Company that, following a Change of Control, Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, the Company shall pay Executive on demand the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in enforcing any of the obligations of the Company under this Agreement following a Change of Control.

14.                                 Indemnification.  During the period of Executive’s employment, Executive shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive and to the full extent provided by the Company’s certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following Executive’s termination of employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

UBIQUITEL INC.

By:	/s/ Donald A. Harris
Its:	President and Chief Executive Officer

EXECUTIVE:

By:	/s/	James J. Volk
James J. Volk

Exhibits:

A – Noncompetition and Confidentiality Agreement

Exhibit A

Noncompetition and Confidentiality Agreement

In consideration of the employment of Executive, and the compensation, training and access to confidential information provided to Executive, and in consideration of the terms and conditions contained herein and for other good and valuable consideration, the Company and Executive agree as follows:

Business.  The Company is a Sprint PCS affiliate and is in the business of offering, providing, marketing and procuring customers for commercial mobile radio service, including personal communications service (“PCS”) and other wireless and similarly situated voice, radio, telephone, paging and messaging services, and ancillary services (the “Business”).

Confidentiality.  Executive acknowledges and understands that Executive will be given access to certain confidential, secret and proprietary information and materials owned by the Company or which relate to the Company’s Business, including but not limited to, all information not generally known to the public that relates to the business, technology, subscribers, finances, plans, proposals or practices of the Company, and its includes, without limitation, the identity of all actual and prospective subscribers and customers, customer lists, files and all information relating to individual customers and subscribers, including their address and phone numbers, all business plans and proposals, all marketing plans and proposals, all technical plans and proposals, all research and development, all budgets, wage and salary information, and projections, all nonpublic financial information, information on suppliers, and information on all persons for whom the Company performs services or to whom the Company makes sales during the course of the Company’s business, and all other information the Company designates as “confidential” (hereafter the “Confidential Information”).  The Company and Executive each acknowledge and agree that all Confidential Information shall be considered trade secrets of the Company and shall be entitled to all protections given by law to trade secrets.  Executive shall not disclose any Confidential Information, or use it for any purpose, other than in advancing the business interests of the Company, except as required by law or in any judicial or administrative proceeding.  Confidential Information shall apply to every form in which information shall exist, whether written, film, tape, computer disk or other form of media, including original materials and any copies thereof.

Covenant Not to Compete.  Executive agrees that, during the term of Executive’s employment, Executive shall not, either directly or indirectly, with or without compensation, individually or as an employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 5% stockholder, trust beneficiary, proprietor, partner, or person interested in, affiliated with or rendering services to any other entity, engage in, provide, offer to provide, or assist anyone in providing, services to or for a business that provides wireless telecommunications services similar to those services offered by the Company in any territory in which the Company is a Sprint PCS affiliate.

Non-Solicitation of Employees.  Executive further agrees that during the term of Executive’s employment and for a period of one year immediately following the termination of such employment for any reason whatsoever, Executive shall not directly or indirectly induce or attempt to influence any employee of the Company to terminate his/her employment with the Company or to work for Executive or any other person or entity.

Reasonableness of Restrictions.  Executive acknowledges that the restrictions contained in this Agreement are reasonable in time, scope and geographic restraints, and do not unreasonably restrict Executive’s ability to obtain other employment.  Executive further warrants that the restrictions do not impose an undue hardship on Executive, and do not deprive Executive of an ability to earn a living.

Remedies for Breach of Covenants.  In the event of any breach or threatened breach of any of the provisions herein, in addition to any other rights or remedies available to the Company, the Company shall have the right to seek monetary damages and equitable relief, including specific performance by means of temporary, preliminary or permanent injunctions against Executive or against Executive’s partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with Executive, to prevent or restrain such breach.  With respect to any such equitable actions or proceedings, Executive agrees that no adequate legal remedy exists, and hereby waives any defense that an adequate remedy at law exists and any requirement that the Company prove damages.  Executive agrees that the Company’s rights to seek injunctive and other equitable relief shall be and are cumulative and not exclusive and shall be in addition to any other remedies that the Company may have.

Choice of Law; Attorneys’ Fees.  This Agreement will be governed by the laws of the State of Delaware.  If any action is necessary to enforce or interpret the terms of this Agreement, each party shall bear such party’s own expenses of litigation, including without limitation, attorneys and experts fees and costs, and any costs of appeal.

Business Opportunities.  Executive agrees that Executive shall promptly disclose to the Company any business opportunity of which Executive becomes aware during Executive’s employment with the Company which relates to any product or services planned, under development, developed, produced or marketed by the Company and which Executive becomes aware in the course of or as a result of Executive’s employment with the Company.  Executive agrees that Executive will not take advantage of or divert any such opportunity for the direct or indirect gain, profit or benefit of Executive or any other person or entity.

Other Restrictions.  Executive warrants that Executive is not subject to any restrictive covenants or other legal disability, which would prevent Executive from entering into this Agreement and from complying with its provisions to their fullest extent.  Executive understands and agrees that Executive is not expected to, and shall not disclose trade secret or confidential information from any previous employer or any other party.